Exhibit 99.1

January 12, 2007 04:12 PM Pacific Time

Ahern Rentals, Inc. Announces Pricing of Second Priority Senior Secured Notes Offering

LAS VEGAS—(BUSINESS WIRE)—Ahern Rentals, Inc., a leading equipment rental company in the Southwest, announced today that it has priced an offering of $90 million aggregate principal amount of its 9¼ % second priority senior secured notes due 2013 in a private offering under Rule 144A of the Securities Act of 1933. The notes were priced at 103.75% of par, representing a yield to maturity of 8.497%.

The offering is an add-on to the company’s existing series of 9¼ % second priority senior secured notes due 2013, $200 million aggregate principal amount of which was issued in August 2005. The new notes and the existing notes will be treated as a single class under the governing indenture.

Ahern Rentals, Inc. intends to use the net proceeds from the offering to repay a portion of outstanding indebtedness under its bank credit facility and pay transaction fees and expenses. The offering of the notes is expected to close on or about January 17, 2007.

The offering of notes will not be and has not been registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Contacts

Ahern Rentals, Inc., Las Vegas
Howard Brown, 702-362-0623